Exhibit 99.1

United Rentals Announces Record Results for Third Quarter 2006

Tuesday October 31

GREENWICH, Conn.—(BUSINESS WIRE)—United Rentals, Inc. (NYSE: URI - News) today announced record third quarter 2006 diluted earnings per share of $0.85. The third quarter 2006 diluted earnings per share, which absorb charges of $.03 per diluted share related to two previously announced debt prepayments, represent an increase of 20% compared with $0.71 for the third quarter 2005.

Total revenues of $1,070 million for the third quarter increased 9.3% from the third quarter 2005. Third quarter net income of $95 million increased 25% from $76 million for the third quarter 2005. Same-store rental revenues increased 3.5% from the third quarter 2005, and dollar utilization was essentially flat at 72.2%. Free cash flow for the third quarter was $135 million after total capital expenditures of $192 million. Free cash flow is a non-GAAP measure.

The company adjusted its full year 2006 outlook range for diluted earnings per share to $2.12 to $2.22 after absorbing the charges of $.03 per diluted share for the debt prepayments. Diluted earnings per share for 2005 were $1.80. The company expects to generate $3.95 billion in total revenues in 2006, and raised its outlook for free cash flow to $175 million after total capital expenditures of approximately $955 million.

Third Quarter 2006 Financial Highlights

For the third quarter 2006 compared with last year’s third quarter:

•	Return on invested capital improved 2.3 percentage points to 13.0%.

•	Rental rates increased 5.1%.

•	SG&A expenses improved 1.2 percentage points to 15.3% of revenues.

•	Operating income of $216 million increased 25%.

•	Free cash flow generation was $135 million compared with negative free cash flow of $62 million.

•	Contractor supplies sales increased 23% to $109 million.

The size of the rental fleet, as measured by the original equipment cost, was $4.1 billion and the age of the rental fleet was 38 months at September 30, 2006, compared with $3.9 billion and 40 months at year-end 2005, and $4.0 billion and 39 months at September 30, 2005.

Cash flow from operations was $237 million for the third quarter 2006 compared with $96 million for the same period last year. After total rental and non-rental capital expenditures of $192 million, free cash flow for the third quarter 2006 was $135 million compared with negative free cash flow of $62 million for the same period last year.

First Nine Months Results

For the first nine months 2006, including second quarter charges of $.05 per diluted share to correct previously recorded depreciation expense and provide for a tax contingency and third quarter charges of $.03 per diluted share related to two debt prepayments, the company reported diluted earnings per share of $1.56, an increase of 18% compared with $1.32 for the first nine months 2005. Net income, including the second and third quarter charges totaling $9 million, increased 24% to $171 million for the first nine months 2006 from $138 million for the first nine months 2005. Total revenues of $2.91 billion for the first nine months 2006 increased 12.0% from the first nine months 2005. After total rental and non-rental capital expenditures of $851 million compared with $736 million for the first nine months 2005, free cash flow for the first nine months 2006 was $19 million compared with negative free cash flow of $83 million for the same period last year.

Net debt, which represents debt plus subordinated convertible debentures less cash, of $2.82 billion at September 30, 2006 decreased $19 million from December 31, 2005, and $190 million from September 30, 2005.

CEO Comments and Outlook

Wayland Hicks, chief executive officer for United Rentals, said, “The combination of improved rental rates and excellent profit flow-through resulted in our continued strong performance in the quarter. We also continued our strong contractor supplies growth, improved our SG&A expense ratio and increased our operating margin to more than 20%.

“The investments we have been making to take advantage of the growth opportunities in our markets are paying off in the form of free cash flow generation, debt reduction and return on invested capital improvement.”

Hicks also said, “We remain focused on driving revenue growth, improving our margins and increasing our return on capital. For the full year 2006, after absorbing the impact of the second and third quarter items, we are adjusting our outlook range for diluted earnings per share to $2.12 to $2.22 on total revenue of $3.95 billion and increasing our outlook for free cash flow to $175 million.”

Return on Invested Capital (ROIC)

Return on invested capital was 13.0% for the twelve months ended September 30, 2006, an improvement of 2.3 percentage points from the same period a year ago. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash. The company reports ROIC to provide information on the company’s efficiency and effectiveness in deploying its capital and improving shareholder value.

Segment Performance

The company’s financial reporting segments are general rentals; trench safety, pump and power; and traffic control.

General Rentals

The general rentals segment includes rental of construction, aerial, industrial and homeowner equipment, as well as related services and activities.

Third quarter 2006 revenues for general rentals were $921 million, an increase of 9.1% compared with $844 million for the third quarter 2005. Rental rates for the third quarter increased 5.3% and same-store rental revenues increased 3.3% from the same period last year. Operating income for general rentals was $190 million for the third quarter, an increase of 21.8% compared with $156 million for the same period last year.

First nine months 2006 revenues for general rentals were $2.54 billion, an increase of 11.8% compared with $2.27 billion for the first nine months 2005. Operating income for general rentals was $414 million for the first nine months, an increase of 18.3% compared with $350 million for the same period last year.

General rentals segment revenues represented 87% of total revenues for the first nine months 2006.

Trench Safety, Pump and Power

The trench safety, pump and power segment includes rental of steel trench shields and shoring, pumps, temporary power and climate control equipment, as well as related services and activities.

Third quarter 2006 revenues for trench safety, pump and power of $62 million, including a rental rate increase of 2.9%, represent an increase of 19.2% compared with $52 million for the third quarter 2005. Operating income for trench safety, pump and power was $18 million for the third quarter, unchanged from the same period last year, reflecting the impact of start up costs related to seven new branch locations.

First nine months 2006 revenues for trench safety, pump and power were $166 million, an increase of 27.7% compared with $130 million for the first nine months 2005. Operating income for trench safety, pump and power was $44 million for the first nine months, an increase of $9 million from the same period last year.

Traffic Control

The traffic control segment includes rental of equipment used for traffic management, as well as related services and activities.

Third quarter 2006 revenues for traffic control were $87 million, an increase of $4 million from the third quarter 2005. Operating income for traffic control was $8 million for the third quarter compared with an operating loss of $1 million for the same period last year.

First nine months 2006 revenues for traffic control were $209 million, an increase of 4.5% compared with $200 million for the first nine months 2005. Traffic control had an operating loss of $4 million for the first nine months 2006 compared with an operating loss of $14 million for the first nine months 2005.

Third Quarter 2006 Charges

The third quarter 2006 results include debt prepayment charges of $6 million pre-tax, or $.03 per diluted share, related to the retirement of $63 million of subordinated convertible debentures in connection with the QUIPs redemption and a $400 million prepayment of the term loan.

Status of the SEC Inquiry

The previously announced SEC inquiry of the company is ongoing and the company is continuing to cooperate fully with the SEC. As previously stated, the inquiry appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, November 1st, at 11 a.m. Eastern Time. The conference will be available live by audio webcast at unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 760 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements in this press release contain and incorporate by reference forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track,” “affirms” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for highway, infrastructure and other construction projects, may not reach expected levels, (3) we may not have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge may increase less than anticipated, or costs we incur may increase more than anticipated, (6) we have significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (7) we have not yet successfully remediated a previously identified material weakness in our internal controls relating to our financial close process, (8) we are subject to an ongoing inquiry by the SEC, and there can be no assurance that its outcome will not require additional changes in our accounting policies and practices, restatements of financial statements, revisions of results or guidance, or otherwise have adverse consequences for us, and (9) we may incur additional significant expenses in connection with the SEC inquiry, our related internal reviews, the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, the U.S. Attorney’s office request for information, or other litigation, regulatory or investigatory matters, related to the SEC inquiry or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2005, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

UNITED RENTALS, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Growth	2006	2005	% Growth
Revenues:
Equipment rentals	$773	$737	4.9%	$2,061	$1,877	9.8%
Sales of rental equipment	87	61	42.6%	250	228	9.6%
New equipment sales	60	55	9.1%	174	151	15.2%
Contractor supplies sales	109	89	22.5%	306	238	28.6%
Service and other revenues	41	37	10.8%	119	104	14.4%

Total revenues	1,070	979	9.3%	2,910	2,598	12.0%

Cost of revenues:
Cost of equipment rentals, excluding depreciation	354	354		1,000	955
Depreciation of rental equipment	112	103		319	303
Cost of rental equipment sales	60	43		173	165
Cost of new equipment sales	49	45		143	124
Cost of contractor supplies sales	86	69		246	181
Cost of service and other revenue	19	20		57	52

Total cost of revenues	680	634	7.3%	1,938	1,780	8.9%

Gross profit	390	345	13.0%	972	818	18.8%

Selling, general and administrative expenses	164	162	1.2%	480	419	14.6%
Non-rental depreciation and amortization	10	10	—	38	28	35.7%

Operating income	216	173	24.9%	454	371	22.4%

Interest expense, net	58	48		160	134
Interest expense subordinated convertible debentures	4	4		11	12
Other (income) expense, net	—	(5)		—	(2)

Income before provision for income taxes	154	126	22.2%	283	227	24.7%
Provision for income taxes	59	50		112	89

Net income	$95	$76	25.0%	$171	$138	23.9%

Diluted earnings per share	$0.85	$0.71	19.7%	$1.56	$1.32	18.2%

UNITED RENTALS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)

	September 30, 2006	September 30, 2005	December 31, 2005
ASSETS
Cash and cash equivalents	$140	$151	$316
Accounts receivable, net	615	584	572
Inventory	174	180	174
Prepaid expenses and other assets	123	158	154
Rental equipment, net	2,688	2,443	2,351
Property and equipment, net	378	338	346
Goodwill	1,340	1,300	1,328
Other intangible assets, net	30	34	33

Total Assets	$5,488	$5,188	$5,274

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$267	$243	$211
Accrued expenses and other liabilities	423	367	420
Debt	2,798	2,936	2,930
Subordinated convertible debentures	159	222	222
Deferred taxes	340	239	262

Total Liabilities	3,987	4,007	4,045

Stockholders’ Equity:
Common stock	1	1	1
Additional paid-in capital	1,424	1,349	1,345
Deferred compensation	—	(15)	(12)
Retained earnings (accumulated deficit)	16	(204)	(155)
Accumulated other comprehensive income	60	50	50

Total Stockholders’ Equity	1,501	1,181	1,229

Total Liabilities and Stockholders’ Equity	$5,488	$5,188	$5,274

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income	$95	$76	$171	$138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126	115	365	336
Gain on sales of rental equipment	(27)	(18)	(77)	(63)
Gain on sales of non-rental equipment	(2)	(1)	(4)	(2)
Write-off of deferred financing fees and unamortized premiums on interest rate caps	8	—	8	—
Non-cash adjustments to equipment	6	2	17	21
Amortization of deferred compensation	6	1	11	6
Increase in deferred taxes	49	49	92	87
Changes in operating assets and liabilities:
Accounts receivable	(50)	(67)	(42)	(95)
Inventory	22	(2)	1	(62)
Prepaid expenses and other assets	2	(1)	11	(7)
Accounts payable	(17)	(93)	56	26
Accrued expenses and other liabilities	19	35	(3)	29

Net cash provided by operating activities	237	96	606	414

Cash Flows From Investing Activities:
Purchases of rental equipment	(158)	(197)	(770)	(680)
Purchases of non-rental equipment	(34)	(24)	(81)	(56)
Proceeds from sales of rental equipment	87	61	250	228
Proceeds from sales of non-rental equipment	3	2	14	9
Purchases of other companies	—	—	(39)	(3)
Proceeds from sales of rental locations	—	—	—	2

Net cash used in investing activities	(102)	(158)	(626)	(500)

Cash Flows From Financing Activities:
Cash proceeds from borrowings under revolver	65	—	65	—
Cash proceeds from borrowings under accounts receivable securitization facility	200	—	200	—
Payments of financing costs	—	(34)	—	(34)
Payments of debt, including $400 prepayment of term loan in 2006	(408)	(7)	(423)	(32)
Company-obligated mandatorily redeemable securities of a subsidiary trust repurchased and retired, including premium paid of $1	(64)	—	(64)	—
Proceeds from the exercise of common stock options	1	(1)	64	1
Proceeds received in conjunction with partial termination of interest rate caps	3	—	3	—
Other	—	(1)	(1)	(2)

Net cash used in financing activities	(203)	(43)	(156)	(67)
Effect of foreign exchange rates	—	2	—	1

Net decrease in cash and cash equivalents	(68)	(103)	(176)	(152)
Cash and cash equivalents at beginning of period	208	254	316	303

Cash and cash equivalents at end of period	$140	$151	$140	$151

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Growth	2006	2005	% Growth
General Rentals
Total revenues	$921	$844	9.1%	$2,535	$2,268	11.8%
Operating income	190	156	21.8%	414	350	18.3%
Operating margin	20.6%	18.5%	2.1 pts	16.3%	15.4%	0.9 pts

Trench Safety, Pump and Power
Total revenues	62	52	19.2%	166	130	27.7%
Operating income	18	18	—	44	35	25.7%
Operating margin	29.0%	34.6%	(5.6 pts )	26.5%	26.9%	(0.4 pts )

Traffic Control
Total revenues	87	83	4.8%	209	200	4.5%
Operating income (loss)	8	(1)	*	(4)	(14)	*
Operating margin	9.2%	(1.2)%	*	(1.9)%	(7.0)%	*

Total United Rentals
Total revenues	$1,070	$979	9.3%	$2,910	$2,598	12.0%
Operating income	216	173	24.9%	454	371	22.4%
Operating margin	20.2%	17.7%	2.5 pts	15.6%	14.3%	1.3 pts

*	Not meaningful

DILUTED EARNINGS PER SHARE CALCULATION

(in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Growth	2006	2005	% Growth
Net income	$95	$76	25.0%	$171	$138	23.9%
Convertible debt interest	—	1	*	1	1	—
Subordinated convertible debentures interest	2	2	—	6	7	(14.3)%

Income available to common stockholders	$97	$79	22.8%	$178	$146	21.9%

Weighted average common shares	80.6	78.0	3.3%	79.1	78.0	1.4%
Series C and D preferred shares	17.0	17.0	—	17.0	17.0	—
Convertible shares	6.5	5.7	14.0%	6.5	5.6	16.1%
Subordinated convertible debentures	5.1	5.1	—	5.1	5.1	—
Stock options, warrants, restricted stock units and phantom shares	4.8	4.1	17.1%	6.4	4.3	48.8%

Total weighted average diluted shares	114.0	109.9	3.7%	114.1	110.0	3.7%

Diluted earnings per share	$0.85	$0.71	19.7%	$1.56	$1.32	18.2%

*	Not meaningful

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(in millions)

We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and proceeds from sales of rental locations. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash flow provided by operating activities and free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$237	$96	$606	$414
Purchases of rental equipment	(158)	(197)	(770)	(680)
Purchases of non-rental equipment	(34)	(24)	(81)	(56)
Proceeds from sales of rental equipment	87	61	250	228
Proceeds from sales of non-rental equipment	3	2	14	9
Proceeds from sales of rental locations	—	—	—	2

Free Cash Flow	$135	$(62)	$19	$(83)

UNITED RENTALS, INC.

EBITDA GAAP RECONCILIATION

(in millions)

“EBITDA” represents the sum of income before provision for income taxes, interest expense-net, interest expense - subordinated convertible debentures, depreciation - rental equipment and non-rental depreciation and amortization. Management believes EBITDA provides useful additional information about operating performance and period over period growth. However, EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. Information reconciling forward-looking EBITDA expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between income before provision for income taxes and EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income before provision for income taxes	$154	$126	$283	$227
Interest expense, net	58	48	160	134
Interest expense - subordinated convertible debentures	4	4	11	12
Depreciation - rental equipment	112	103	319	303
Non-rental depreciation and amortization	10	10	38	28

EBITDA	$338	$291	$811	$704

Contact:

United Rentals, Inc.

Chuck Wessendorf, 203-618-7318

VP, Investor Relations and Corporate Communications

cwessendorf@ur.com